As filed with the Securities and Exchange Commission on May 29, 2008

                                                    Registration No. 333-135002

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                              L. B. FOSTER COMPANY
             (Exact name of registrant as specified in its charter)

                Pennsylvania                       25-1324733
          (State of incorporation)     (I.R.S. Employer Identification No.)

   415 Holiday Drive, Pittsburgh, Pennsylvania              15220
    (Address of principal executive offices)             (Zip Code)

                                -----------------

                              L. B. FOSTER COMPANY
       2006 OMNIBUS INCENTIVE PLAN, AS AMENDED AND RESTATED MARCH 6, 2008
                            (Full title of the plan)

                               ------------------

                              DAVID L. VOLTZ, Esq.
                  Vice President, General Counsel and Secretary
                              L. B. Foster Company
                                415 Holiday Drive
                         Pittsburgh, Pennsylvania 15220
                     (Name and address of agent for service)

                                 (412) 928-3431
          (Telephone number, including area code, of agent for service)

                              --------------------

                                    Copy to:

                             MICHAEL M. LYONS, Esq.
                         Buchanan Ingersoll & Rooney PC
                          20th Floor, One Oxford Centre
                         Pittsburgh, Pennsylvania 15219

                              --------------------


[The Prospectus included herein is a combined prospectus pursuant to Rule 429, relating also to Registration Statements Nos. 33-17073, 33-35152, 33-79450, 333-81535 and 333-60488 and contains the Form S-3 information required by General Instruction C1 for Form S-8 in order for affiliates to use the Prospectus in reoffering or reselling stock acquired by them pursuant to this Registration Statement or Registration Statement No. 33-17073, 33-35152, 33-79450, 333-81535 or 333-60488]

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                                   PROSPECTUS

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                              L. B. FOSTER COMPANY

                                  Common Stock
                                ($.01 Par Value)

                       1,500,000 Shares Offered Under The
             1985 Long-Term Incentive Plan as Amended and Restated,

                        900,000 Shares Offered Under The
              1998 Long-Term Incentive Plan as Amended and Restated

                                       and

                        500,000 Shares Offered Under The
        2006 Omnibus Incentive Plan as Amended and Restated March 6, 2008

This Prospectus relates to the offer and sale or delivery of shares of Common Stock of L. B. Foster Company (the "Company") to certain present and former officers, directors and employees of the Company and its subsidiaries pursuant to the 1985 Long-Term Incentive Plan as Amended and Restated (the "1985 Plan"), the 1998 Long-Term Incentive Plan as Amended and Restated (the "1998 Plan"), and the 2006 Omnibus Incentive Plan as Amended and Restated March 6, 2008 (the "2006 Plan"). Such persons (including "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933) may use this Prospectus for the reoffer or resale of such shares in brokers' transactions on The NASDAQ Stock Market, in privately negotiated transactions or otherwise, and may be deemed to be "underwriters" as defined in the Securities Act of 1933 with respect to such resales. The Company will receive none of the proceeds from such resales.

The Common Stock is quoted and traded on The NASDAQ Stock Market (Symbol: FSTR). The Company's executive offices are located at 415 Holiday Drive, Pittsburgh, Pennsylvania 15220 and its telephone number is (412) 928-3431.

                                -----------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
              SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

               The date of this amended Prospectus is May 29, 2008

                              AVAILABLE INFORMATION

     L. B. Foster Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be read and copied by the public at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

     This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. The Registration Statement, including the exhibits filed or incorporated by reference as a part thereof, may be inspected without charge at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Further information about the 1985 Plan, the 1998 Plan and the 2006 Plan and their administrators may be obtained by contacting David L. Voltz, Secretary of the Company, whose address and telephone number are set forth below.

     The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers who file electronically with the Commission, such as the Company. The address of that site is http://www.sec.gov. Our internet address is www.lbfoster.com.

     If a copy of the Company's annual report to shareholders for the last fiscal year was not furnished with this Prospectus, a copy of such report may be obtained, without charge, from the Company upon written or oral request to: L.
B. Foster Company, Attn: David L. Voltz, Secretary, 415 Holiday Drive, Pittsburgh, PA 15220, telephone number (412) 928-3431. Participants in the Plans receive copies of all reports, proxy statements and other communications distributed to shareholders of the Company.


                                  THE 1985 PLAN

     The 1985 Long-Term Incentive Plan became effective January 1, 1985 and was approved at the 1985 annual meeting of stockholders. The Board of Directors on February 6, 1987 amended the Plan in a number of respects by adopting the 1985 Long-Term Incentive Plan as Amended and Restated, which was approved at the 1987 annual meeting of stockholders. At the 1990 annual meeting the Plan was amended by increasing from 800,000 to 1,000,000 the maximum number of shares issuable upon the exercise of options or stock appreciation rights. The Plan was further amended July 30, 1992 to bring the Plan in compliance with the requirements of Rule 16b-3 (as amended May 1, 1991) under the Exchange Act and remove certain restrictions and procedures which are no longer necessary in order to comply with that Rule. The July 1992 amendments had no effect on stock options granted prior to those amendments, except to the extent that the stock option agreement may be amended in writing in accordance with the Plan. At the 1994 annual meeting the stockholders approved amendments to the Plan which increased from 1,000,000 to 1,500,000 the maximum number of shares of common stock issuable upon the exercise of options or stock appreciation rights and extended from January 1, 1995 to January 1, 2005 the termination date of the Plan. Finally, on May 25, 2005 the Plan was amended by deleting the authority to award stock appreciation rights ("SARs") to optionees. No SARs or Incentive Stock Options were awarded under the Plan. The 1985 Long-Term Incentive Plan as Amended and Restated is hereinafter referred to as the "1985 Plan".

     The 1985 Plan expired January 1, 2005; however, stock options granted prior to the expiration date remain in effect in accordance with their terms. The purpose of the 1985 Plan was to provide financial incentives for selected key personnel and directors of the Company and its subsidiaries, thereby promoting the long-term growth and financial success of the Company by (i) attracting and retaining personnel and directors of outstanding ability, (ii) strengthening the Company's capability to develop, maintain and direct a competent management team, (iii) motivating key personnel to achieve long-range performance goals and objectives and (iv) providing incentive compensation opportunities competitive with those of other corporations.

     The 1985 Plan was neither qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), nor subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The following summary of the 1985 Plan is qualified in its entirety by reference to the 1985 Plan, copies of which have been filed with the Commission and furnished to the recipients of stock options.

Eligibility

     The 1985 Plan authorized the granting of stock options to officers and employees of the Company and its subsidiaries who occupied responsible executive, professional or administrative positions and who had the capacity to contribute to the success of the Company. Options could also be granted to directors of the Company and its subsidiaries who were not employees of the Company or a subsidiary. Employees were required to be in grade level 15 or above or otherwise selected for participation. As of May 28, 2008 there were 5 participants in the 1985 Plan.

Administration

     Awards to participants are administered by a committee composed of two or more directors of the Company, each of who is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act (the "Committee"). Members of the Committee are appointed by and serve at the pleasure of the Board of Directors. The Committee was authorized, in its discretion but within the parameters set forth in the 1985 Plan, to determine those officers, employees and directors who would receive awards, the number of shares to be optioned and the time or times when awards would be made, and to grant such awards. The Committee is authorized to interpret the terms and provisions of the 1985 Plan. The Committee's interpretations of the awards are final and conclusive as to all interested parties. The Committee has general authority to interpret the Plan and establish rules and regulations for its administration. As of the date of this Prospectus, the members of the Committee are William H. Rackoff, ASKO, Inc., 501 West 7th Avenue, Homestead, PA 15120, and G. Thomas McKane, c/o L. B. Foster Company, 450 Holiday Drive, Pittsburgh, PA 15220.

Stock Option Grants

     Up to 1,500,000 shares of Common Stock of the Company may be issued or delivered by the Company under the 1985 Plan, which may include newly-issued or treasury shares. The number and kind of shares that may be issued, the number of shares subject to outstanding options, the exercise (purchase) price per share and other relevant provisions are subject to appropriate adjustment for stock splits, stock dividends, reverse splits, recapitalizations, a merger in which the Company is the surviving corporation or other similar capital changes. Any such adjustment is as determined by the Board of Directors, whose determination is binding on all persons.

     Nonqualified stock options. The stock options granted under the 1985 Plan are "nonqualified" in that they do not qualify as "incentive stock options" within the meaning of Section 422 of the Code.

Terms and Provisions of Stock Options

     The Committee was authorized to determine the terms and provisions of stock options granted under the 1985 Plan, provided that (a) the exercise price could not be less than the fair market value (as defined) of the stock on the trading day immediately preceding the date of grant, as determined by the Committee, and
(b) the option must expire no later than ten years from the date of grant. The terms and provisions of option grants were not required to be uniform. Unless otherwise provided in the stock option agreement, (a) the options are exercisable in cumulative annual installments in the amount of 25% of the shares optioned, commencing on the first anniversary of the grant, (b) in the case of death, the option may be exercised by the optionee's legal representative within 12 months after the date of death, but only to the extent the option was exercisable at the time of death, (c) in the case of retirement with the consent of the Company or Permanent Disability, the option may be exercised within three years after termination of service for such reason, but only to the extent that the option was exercisable at the time of such termination of service and (d) if the optionee's service with the Company or a subsidiary of the Company terminates for any reason other than death, retirement with the consent of the Company or Permanent Disability, all options held by the optionee will immediately terminate and may not thereafter be exercised; provided, however, that if the optionee's service terminates more than four years after the grant of the option and if the optionee's service is not terminated for "cause", the optionee may exercise the option within 30 days after such termination of service. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of ten years from the date on which it was granted. "Cause" includes willful or gross neglect of duties or willful misconduct in the performance of duties, so as to cause material harm to the Company or any subsidiary as determined by the Board of Directors; fraud, misappropriation or embezzlement in the performance of duties; or conviction of a felony which, as determined in good faith by the Board of Directors, constitutes a crime involving moral turpitude and results in material harm to the Company or a subsidiary.

     The Committee is authorized to determine whether an optionee has retired from service or has suffered Permanent Disability, and its determination shall be binding on all concerned. In the sole discretion of the Committee, a transfer of service to an affiliate of the Company other than a subsidiary of the Company may be deemed retirement from service with the consent of the Company. Except as otherwise provided in the stock option agreement, an optionee's service will be treated as continuing while the optionee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, the optionee's right to reestablish his or her service is guaranteed by statute or by contract; absent such statute or contract, the optionee's service will be deemed to have terminated on the 91st day of such leave. The Committee is also authorized, in its discretion, to accelerate the date on which an option may be exercised, if it determines that to do so will be in the best interests of the Company and the optionee.

     Stock option agreement. Each stock option is evidenced by a stock option agreement in such form and containing such provisions, not inconsistent with the provisions of the 1985 Plan, as the Committee approved. The terms and provisions of such agreements were not required to be uniform. Each optionee should therefore refer to his or her own stock option agreement for the terms and provisions of the option.

Exercise of Stock Options and Disposition of Shares

     Manner of exercise. Stock options may be exercised by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice of exercise must be accompanied by (a) payment in full of the exercise price in cash or by certified or cashier's check or (b) a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds sufficient to cover the exercise price.

     Conditions to delivery of shares. The Company will not be obligated to deliver any shares upon the exercise of an option unless and until, in the opinion of the Company's counsel, all applicable federal, state and other laws and regulations have been complied with. If the outstanding stock at the time of exercise is listed on any stock exchange, no delivery will be made unless and until the shares to be delivered have been listed or authorized for listing upon official notice of issuance on such exchange. Nor will delivery be made until all other legal matters in connection with the issuance and delivery of shares have been approved by the Company's counsel. In this regard, and without limiting the generality of the foregoing, the Company may require from the optionee or the optionee's legal representative such investment representation or such agreement, if any, as legal counsel for the Company may consider necessary in order to comply with the Securities Act, the securities laws of any state and the regulations thereunder, certificates evidencing the shares may be required to bear a restrictive legend, a stop transfer order may be placed with the transfer agent, and there may be restrictions as to the number of shares that can be resold during a given period of time and the manner of sale.
Optionees or their legal representatives must take any action reasonably requested by the

Company in order to effect compliance with all applicable securities laws and regulations and any listing requirements.

     Notice of disposition of shares. Each optionee must notify the Company when any disposition of optioned shares, whether by sale, gift or otherwise, is made by the optionee.

Miscellaneous Provisions

     Nontransferability. No stock option awarded under the 1985 Plan is transferable by the optionee other than by will or the laws of descent and distribution. Any transfer contrary to this restriction will nullify the award. Options are exercisable during the optionee's lifetime only by the optionee or the optionee's legal representative.

     Shareholder rights. An optionee has no rights as a shareholder with respect to any stock covered by his or her option until the issuance to the optionee of a stock certificate representing such stock.

     No right to employment. Neither the establishment of the 1985 Plan nor any action taken by the Company, the Board, or the Committee under the 1985 Plan, nor any provision of the 1985 Plan, shall be construed as giving to any person the right to be retained in the service of the Company or any subsidiary.

     Consolidation or merger. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board of Directors, all outstanding options will thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (a) make all outstanding options immediately exercisable or (b) arrange to have the surviving corporation grant to the optionees replacement options on terms which the Board determines to be fair and reasonable.

     Amendments. The Board of Directors may at any time amend the 1985 Plan or amend any outstanding option for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that no such amendment shall result in Rule 16b-3 under the Exchange Act becoming inapplicable to any options or without the approval of the shareholders of the Company (a) increase the maximum number of shares of common stock available under the 1985 Plan (subject to adjustment as explained above), (b) reduce the exercise price of options below the prices provided for in the 1985 Plan, (c) extend the time within which options may be granted, or (d) extend the period of an outstanding option beyond ten years from the date of grant. No amendment shall adversely affect the rights of any optionee under any award theretofore granted except upon the optionee's written consent to such amendment. Amendments requiring the approval of shareholders may be effected by the Board subject to such approval.

                                  THE 1998 PLAN

     On October 23,1998, the Board of Directors adopted the 1998 Long-Term Incentive Plan which provided for the issuance of options to acquire up to 25,000 shares of the Company's common stock. Options to acquire 25,000 shares of common stock were subsequently awarded to outside directors of the Company. On February 24, 1999, the Board of Directors adopted, subject to shareholder approval, an amended and restated 1998 Long-Term Incentive Plan which, among other things, increased the number of shares of Common Stock which may be issued under that Plan from 25,000 to 450,000. On February 2, 2001 the Board of Directors adopted, subject to shareholder approval, a further amended and restated 1998 Long-Term Incentive Plan which increased the number of shares which may be issued under the Plan from 450,000 to 900,000. That Plan was approved at the annual meeting of shareholders on May 9, 2001. On May 25, 2005, the Plan was amended by deleting the authority to award SARs or Incentive Stock Options to participants and in certain other respects (as so amended, the "1998 Plan"). No SARs or Incentive Stock Options have been awarded under the 1998 Plan. The Plan will expire on October 22, 2008, unless terminated on an earlier date by the Board. As of May 28, 2008 there had been 12 participants in the 1998 Plan, 636,125 shares had been delivered under the Plan, and options for 217,500 shares were outstanding.

     The purpose of the 1998 Plan is to provide financial incentives for selected key personnel and directors and to enable the Company to offer competitive compensation to them. The 1998 Plan is neither qualified under
Section 401 of the Code nor subject to any provisions of ERISA.

     The following summary of the 1998 Plan is qualified in its entirety by reference to the 1998 Plan, copies of which have been filed with the Commission and furnished to the recipients of stock options.

Administration

     The 1998 Plan is administered by a Committee consisting of either (a) at least two "non-employee" directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) or (b) the full Board of Directors. Currently, the 1998 Plan is administered by the Compensation Committee of the Board of Directors, which consists of William H. Rackoff and G. Thomas McKane. Within the parameters set forth in the 1998 Plan, the Committee has the authority to determine those key employees or directors who shall receive a discretionary award and the terms and conditions of each such award. The Committee may also prescribe regulations for the operation of the 1998 Plan and interpret the 1998 Plan and option agreements issued under the 1998 Plan. In addition to discretionary awards made by the Committee, non-employee directors were automatically awarded options to acquire up to 5,000 shares of Common Stock after each annual shareholders meeting. These automatic awards, which have been discontinued, are described below under "Automatic Stock Options."

General

     Up to 900,000 shares of Common Stock of the Company may be issued under the 1998 Plan, which may include newly issued or treasury shares. An option's exercise price must be at least the fair market value of the shares on the day the option is granted. Each option must be evidenced by a stock option agreement in a form prescribed by the Committee. Options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution.

     Options may be exercised by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice of exercise must be accompanied by (a) payment in full of the exercise price in cash, certified check or other medium acceptable to the Company in its sole discretion or (b) a copy of irrevocable instructions to a broker to promptly deliver to the Company an amount of sale or loan proceeds sufficient to cover the exercise price.

     The number of shares that may be issued under the 1998 Plan and the number and price of shares subject to outstanding options are subject to appropriate adjustment for stock splits, stock dividends, reverse splits, reclassifications and other similar events.

     Each optionee must notify the Company when any disposition of optioned shares, whether by sale, gift or otherwise, is made by the optionee.

     Awards under the 1998 Plan consist of "non-qualified" stock options in that they do not qualify as "incentive stock options" within the meaning of Section 422 of the Code.

Automatic Stock Options

     Immediately after each annual meeting of shareholders, from 2000 to 2005 inclusive, each non-employee director who was elected at the meeting or whose term in office continued after the meeting was automatically granted an option to purchase up to 5,000 shares of Common Stock, subject to adjustment for any future stock splits, stock dividends, reverse splits, reclassifications or other similar events (the "Automatic Options"). The Automatic Options have an exercise price per share equal to the fair market value of the Common Stock on the date of the meeting, have a term of ten years and were immediately exercisable.

     When a director has served less than five years, the director may exercise his or her Automatic Options only within one year after termination of service, unless the director's service is terminated due to death, disability or retirement with the consent of the Company, in which case the options may be exercised during their full ten year term. A director who has served five years or longer may exercise his or her Automatic Options during their full ten year term. Notwithstanding the foregoing, if a director is removed for cause, all of his or her Automatic Options shall immediately terminate.

Discretionary Stock Options

     In addition to the Automatic Options, stock options may be granted to key personnel and directors, including both employee directors and non-employee directors, in the discretion of the Committee ("Discretionary Options"). Discretionary Options granted to directors are hereinafter referred to as "Director Options." Discretionary Options are subject to the following provisions of the 1998 Plan, and the terms and provisions of such options need not be uniform:

     Eligibility. Discretionary Options may be granted by the Committee to directors or to key employees who occupy a responsible executive, sales, professional or administrative position and, in the Committee's view, have the capacity to contribute to the success of the Company. In addition to the Company's non-employee directors, the Company has approximately 76 employees, out of approximately 665 total employees, whose grade level makes them likely candidates for option awards.

     Exercise Price. The exercise price of Discretionary Options is determined by the Committee, but shall be not less than the fair market value of the Common Stock on the date of grant.

     Term. The term of Discretionary Options is determined by the Committee, but shall not exceed ten years from the date of grant. Director Options have the same early-termination provisions as Automatic Options. The early-termination provisions of the 1998 Plan as to all other Discretionary Options are the same as those of the 1985 Plan. See "THE 1985 PLAN - Terms and Provisions of Stock Options."

     Vesting. Options granted to outside directors are immediately exercisable. Except as otherwise provided in the option agreement, all other Discretionary Options may be exercised in cumulative annual installments, each for one-fourth of the total optioned shares, commencing one year from the date of grant.

Amendments and Termination

     The Board of Directors may at any time amend the 1998 Plan or amend any outstanding option for purposes of satisfying the requirements of any changes in applicable laws or regulations or, in the case of Discretionary Options, for any other purpose which may at the time be permitted by law; provided, however, that no such amendment is permissible if it would result in Rule 16b-3 under the Exchange Act becoming inapplicable to any options, nor may any such amendment adversely affect the rights of any participant in the 1998 Plan under any option theretofore granted to such participant except upon his or her written consent to such amendment.

     The Board may terminate the 1998 Plan at any time. However, awards made prior to the expiration or termination of the 1998 Plan will remain in effect in accordance with their terms. In the event of a consolidation or merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board, all outstanding stock options shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (a) make all outstanding options immediately exercisable or (b) arrange to have the surviving corporation grant to the participants replacement options on terms which the Board shall determine to be fair and reasonable.

                                  THE 2006 PLAN

     At the 2006 annual meeting the shareholders approved the 2006 Omnibus Incentive Plan which authorized the issuance of up to 500,000 shares of Company common stock pursuant to stock options and awards of common stock to directors and key personnel selected by the Compensation Committee of the Board of Directors. On March 6, 2008, the Board of Directors amended the Plan in a number of respects, and at the annual meeting in 2008 the shareholders approved the Plan as so amended and restated. The most significant change was the addition of new Article VI which authorizes the Committee to award performance grants to key personnel and directors selected by the Committee in its discretion. Benefits under such grants will be based upon the achievement of pre-established performance goals over a performance period of one or more years. There was no increase in the total number of shares of Common Stock that may be issued under the Plan.

     The material features of the 2006 Omnibus Incentive Plan, as Amended and Restated on March 6, 2008 ("Plan" or "2006 Plan"), are described below, subject in their entirety to the full text of the Plan. To date 63,898 shares of Common Stock (vested and non-vested) have been awarded to 16 employees and directors under the Plan, and performance grants for 23,273 shares of Common Stock, at target, have been awarded to 11 employees.

Administration

     The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Within the parameters set forth in the Plan, the Committee has the authority to determine those key employees and directors who will receive an award and the terms and conditions of each award. The Committee may also prescribe regulations for the operation of the Plan and interpret the Plan and the agreements issued under the Plan. In addition to discretionary awards made by the Committee, commencing with the annual meeting in 2006 non-employee directors automatically are awarded 3,500 shares of Common Stock after each annual shareholders' meeting, or such lesser number of shares as may be determined by the Committee. Each non-employee director elected at the May 28, 2008 annual shareholders' meeting was awarded 1,750 shares. These automatic awards are described below in "Restricted Stock Awards."

Types of Awards

     The Plan authorizes the following types of award, each of which may be granted alone or in any combination thereof: (i) stock options, (ii) restricted stock, and (iii) performance grants.

Participation in the Plan

     The Committee has exclusive power to select the persons who may participate in the Plan and may grant awards under the Plan to employees or other individuals who perform services for the Company or any subsidiary of the Company including, without limitation, directors who are not employees and consultants and independent contractors who perform services for the Company or any subsidiary of the Company.

Maximum Number of Shares that May be Issued; Award Limitations

     Subject to adjustment, the maximum aggregate number of shares available for issuance pursuant to awards granted under the 2006 Plan is 500,000. Pursuant to the terms of the Plan and subject to adjustments provided for in the Plan, no eligible person may receive in any one fiscal year: (i) stock options for more than 75,000 shares of Common Stock, (ii) performance grants denominated in common shares for more than 75,000 shares of Common Stock, and (iii) performance grants denominated in cash for more than $1,500,000. If any shares of Common Stock covered by an award terminate, lapse, or are forfeited or cancelled, or such award is otherwise settled without the delivery of the full number of shares of Common Stock underlying the award, including shares of Common Stock withheld to satisfy tax withholding obligations, then such shares to the extent of any such forfeiture, termination, lapse, cancellation, payment, etc., will again be, or shall become, available for issuance under the Plan.

Stock Options and Restricted Stock Awards

     Stock options and restricted stock awards may be granted to eligible persons in the discretion of the Committee. Stock options and stock awards granted to non-employee directors are hereinafter respectively referred to as "Director Options" and "Director Awards." The terms and provisions of stock options and restricted stock awards need not be uniform.

     Stock options awarded under the 2006 Plan are not intended to be "qualified" under Section 422 of the Code. The Committee determines the number of shares which are to be subject to each stock option and establishes the exercise price at the time each stock option is granted. The Plan provides that the option exercise price for each share of Common Stock covered by a stock option will not be less than the fair market value of a share of Common Stock on the date the option is granted and that the term of the option may not exceed ten years from the grant date. For this purpose, fair market value is determined by reference to the closing price of the Common Stock on the date of grant or, if the grant date is not a trading day, the trading day immediately preceding the grant date. The exercise price is payable in cash or other medium acceptable to the Company. Except as otherwise provided in the option agreement, options (other than Director Options) terminate 30 days after the termination of the participant's employment with the Company for any reason other than death, disability or retirement with the consent of the Company. Director Options are immediately exercisable and may be exercised for a period of 10 years from the date of grant. Except as otherwise provided in the option agreement, other discretionary options may be exercised in cumulative annual installments, each for one-fourth of the total number of shares optioned, commencing one year from the date of grant. Repricing of a stock option is not permitted under the terms of the Plan.

     Each non-employee director is automatically granted a Director Award of 3,500 shares of fully vested Common Stock, or such lesser number as may be determined by the Committee. The Committee reduced to 1,750 the number of shares that were issued to outside directors at the May 28, 2008 annual shareholders' meeting. Restricted stock awards may also be granted to eligible persons in the discretion of the Committee. Such awards become vested pursuant to the terms of the applicable restricted stock award agreement as specified by the Committee.

Performance Grants

     The Committee in its sole discretion may award performance grants to eligible persons under Article VI of the Plan. Such grants may consist of a right that is (i) denominated in cash, stock or any other form of award issuable under Article VI (or any combination thereof), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance period as the Committee establishes and (iii) payable at such time and in such form as the Committee determines. The Committee has the sole and complete authority to determine the value of any performance grant to be awarded, the performance period, and the performance criteria to be satisfied within the award period.

     Grants intended to be performance-based compensation under Section 162(m) of the Code are conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures, as determined by the Committee and subject to such modifications as are specified by the
Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; stock price; return on equity; total or relative increases to shareholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification and other non-financial operating and management performance objectives.

     To the extent consistent with Code Section 162(m), the Committee may determine that certain adjustments to the performance goals shall apply to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported operating results; business combinations, reorganizations and/or restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items. Performance measures may be applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over one year or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous fiscal years' results or to a designated comparison group, in each case as specified by the Committee. Performance grants may be paid in a lump sum or in installments following the close of each performance period or, in accordance with procedures established by the Committee, on a deferred basis. All deferrals will be made in accordance with the terms and procedures of the deferred compensation plan under which any such amounts are deferred. Unless otherwise provided in the award agreement, participants who have terminated their employment with the Company prior to the actual payment of the award will forfeit all rights to payment under the award.

     The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. The Committee also has sole discretion to reduce the amount of any award to a participant if it determines that such reduction is necessary or appropriate based upon certain factors and conditions set forth in the 2006 Plan. The Committee, however, may not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

Amendments and Termination

     The Board of Directors may at any time amend the 2006 Plan or amend any outstanding award agreement for the purpose of satisfying any legal requirement or for any other permissible purpose; provided that an amendment that would result in Rule 16b-3 under the Exchange Act being inapplicable to any award is not permissible. The Board may terminate the Plan at any time, but no such termination shall adversely affect the rights of any participant under any award previously granted in which the participant has a vested interest. Notwithstanding, the Committee may at any time modify, amend or terminate any or all of the provisions of the Plan to conform with Section 409A, Section 162(m) or any other provision of the Code or other applicable law, the regulations promulgated thereunder or an exception thereto.

Changes in Stock

     In the event of a stock dividend, recapitalization or merger in which the Company is the surviving corporation or other similar capital change, the number and kind of shares of stock to be subject to the Plan and to options or stock then outstanding or to be awarded thereunder, the maximum number of shares of stock or securities which may be issued upon the exercise of options granted under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Board; provided that with respect to any award subject to Code Section 162(m) or 409A, any such adjustment is authorized only to the extent that it would not cause the award to fail to comply with such Code sections. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board of Directors, all outstanding stock options shall thereupon terminate, provided that the Board may, prior to the effective date of the consolidation or merger, either (i) make all outstanding stock options immediately exercisable or (ii) arrange to have the surviving corporation grant to the participants replacement stock options on terms that the Board determines to be fair and reasonable.

Transferability

     No award or any right thereto is assignable or transferable by a participant except by will or by the laws of descent and distribution; provided, however, that the Committee in its discretion may permit the transfer of any award to a Permitted Transferee within the meaning of the Plan, such as executors or administrators of the estates of deceased participants, subject to the terms and conditions of the award.

Plan Termination

     The 2006 Plan will terminate upon the earlier of (i) adoption of a resolution of the Board terminating the Plan and (ii) May 31, 2016.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the principal United States federal income tax consequences applicable to participants in the 1985 Plan, the 1998 Plan and the 2006 Plan and to the Company, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under the 2006 Plan are subject to
Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The Plans are not subject to the protective provisions of ERISA and are not qualified under
Section 401(a) of the Code.

Stock Options

     Stock options granted under the Plans are "non-qualified." The Company is not entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the Common Stock on the exercise date over the option exercise price is taxable as compensation income to the optionee and is subject to applicable withholding taxes. The Company is generally entitled to a tax deduction at that time in the amount of that compensation income. The optionee's tax basis for the Common Stock received pursuant to the exercise of a non-qualified stock option is equal to the sum of the compensation income recognized and the exercise price. The recipient, after exercising the option, will realize long-term capital gain or ordinary income upon the sale of the stock, depending upon the length of time he or she retained ownership.

Restricted Stock

     A grantee does not recognize any income upon the grant of restricted stock if that stock is subject to a substantial risk of forfeiture on the date of grant, unless the holder elects under Section 83(b) of the Code, within 30 days of the grant, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the Section 83(b) election is made, the holder is not allowed a deduction in the event that the shares are subsequently forfeited. If the election is not made, the holder will generally recognize ordinary income on the date that the restricted stock is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares on that date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally is entitled to a deduction in the same amount. Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made) or the restrictions have lapsed, the holder recognizes capital gain or loss in an amount equal to the difference between the amount of that sale or other disposition and the holder's basis in those shares.

Performance Grants

     A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance grant, the participant will recognize ordinary income in an amount equal to the cash received or, if the performance grant is payable in Common Stock, the fair market value of the Common Stock received. When the participant recognizes ordinary income upon payment of a performance award, the Company will generally be entitled to a tax deduction in the same amount.

Section 162(m)

     With certain exceptions, Section 162(m) of the Code limits the Company's deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our chief executive officer and three other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. The Company believes that stock options and performance grants (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the 2006 Plan will satisfy the requirements of qualified performance-based compensation, and therefore the Company will be entitled to a deduction with respect to such awards.

Section 409A

     Participation in and compensation paid under the Plans may result in the deferral of compensation that is subject to the requirements of Code Section 409A. Failure to meet certain requirements under that section could result in the compensation being subject to immediate taxation and tax penalties.

     Awards of stock options and performance units under the Plans may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A. Awards under the Plans are intended to comply with
Section 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does not limit the Company's deduction with respect to compensation paid to a participant.

     Because of the complexity of the federal income tax laws and the possibility of changes therein, and because the tax consequences to a particular optionee or participant will at least in part depend upon his or her personal financial situation, optionees and other participants are urged to consult their personal tax advisors before exercising their options or reselling shares acquired under the 1985 Plan, the 1998 Plan or the 2006 Plan. Optionees and other participants should also consult their personal tax advisors as to the state, local and federal estate tax consequences of such transactions.

                            OUTSTANDING STOCK OPTIONS

     The following table sets forth information concerning the stock options outstanding at the date of this Prospectus under the 1985 Plan and the 1998 Plan. No options are outstanding under the 2006 Plan.

                  Per Share                 Expiration
Grant Date      Exercise Price               Date (1)            Percent Vested
----------      --------------               --------            --------------
 12/16/98          6.00 (2)                  12/15/08                 100
 10/19/99          5.375                     10/18/09                 100
 03/01/00          4.44 (2)                  02/28/10                 100
 05/10/00          3.625                     05/09/10                 100
 02/02/01          2.75                      02/01/11                 100
 05/09/01          3.65                      05/08/11                 100
 05/15/02          5.50                      05/14/12                 100
 07/26/02          4.30                      07/25/12                 100
 12/10/02          4.10                      12/09/12                 100
 05/13/03          4.23                      05/12/13                 100
 05/26/04          7.81                      05/25/14                 100
 10/22/04          8.01 (2)                  10/21/14                 75
 12/13/04          9.30 (2)                  12/12/14                 75
 02/16/05          9.29                      02/15/15                 75
 05/25/05          8.97                      05/24/15                 100
 12/05/05          14.77                     12/04/15                 50

-----------------
(1) Unless terminated on an earlier date as a result of termination of service, death or permanent disability, as more fully set forth in the stock option agreements.
(2) Granted under the 1985 Plan.

     As of May 28, 2008, options for 1,466,480 shares had been exercised under the 1985 Plan, options for 636,125 shares had been exercised under the 1998 Plan, and no options had been exercised under the 2006 Plan.

                          OUTSTANDING RESTRICTED STOCK

     The following table sets forth information concerning the restricted stock outstanding at the date of this Prospectus issued under the 2006 Plan.

             Issue Date                Percent Vested             Final Vesting
             ----------                --------------             -------------

             5/24/06 (1)                     100                     5/24/06
             5/23/07 (1)                     100                     5/23/07
             5/28/08 (1)                     100                     5/28/08
             3/6/08 (2)                      100                     3/6/08
             3/6/08 (3)                     - 0 -                    3/6/12

-----------------
(1) Issued to directors.
(2) Issued as awards under the Company's 2005 Three Year Incentive Plan and not voluntarily transferable until May 1, 2010.
(3) This stock is nonvoting and not dividend eligible until vested.


                       OUTSTANDING PERFORMANCE SHARE UNITS

     On March 6, 2008 the Company issued 23,273 performance share units to 11 key employees under the 2006 Plan. After a three-year performance period 2008-2010, these units will be converted into Common Stock based upon the Company's average return on invested capital (ROIC) over the three year performance period. The number of shares to be issued to a participant will be determined by multiplying his or her performance share units by the "percent of performance share units earned" that corresponds to the Company's average ROIC for the three year performance period as follows:

                                        Return on Invested Capital
                         -------------------------------------------------------
                                                          Percent of Performance
Level of Performance     Average ROIC (%)                 Share Units Earned (%)
--------------------     ----------------                 ----------------------

Below threshold          Below 12                                  - 0 -
Threshold                Equal to 12                                 50
Target                   Equal to 16                                100
Outstanding              Equal to or Greater than 20                200

                         CERTAIN SELLING SECURITYHOLDERS

     The following table sets forth information as of the date of this amended Prospectus concerning the officers and directors of the Company who hold options granted under the 1985 Plan, the 1998 Plan or the 2006 Plan, restricted stock acquired under the 2006 Plan, performance share units awarded under the 2006 Plan, or shares acquired under any of the Plans. See "Outstanding Performance Share Units" herein. Shares of Common Stock acquired by such officers and directors under any of those Plans, through the exercise of stock options or an award of restricted stock, may be resold by them using this amended Prospectus.


                                                          Common       Common
                                                          Shares       Shares        Performance
Name                 Position With The Company            Owned(1)     Optioned      Share Units
----                 -------------------------            --------     --------      -----------

Merry L. Brumbaugh   Vice President - Tubular Products       3,130        3,250           1,195
Samuel K. Fisher     Senior Vice President - Rail           12,435         ----           2,053
                     Products
Donald L. Foster     Senior Vice President -                 2,225       16,250           2,053
                     Construction Products
Lee B. Foster II     Director, Chairman of the Board       136,068       50,000            ----
Stan L. Hasselbusch  President and Chief Executive          69,229       20,000           8,540
                     Officer
Kevin R. Haugh       Vice President - Concrete Products        399         ----           1,195
John F. Kasel        Senior Vice President - Operations      2,940       12,500           2,053
                     and Manufacturing
Brian H. Kelly       Vice President - Human Resources          545         ----           1,195
Gregory W. Lippard   Vice President - Rail Product Sales     2,323         ----           1,195
Henry J. Massman IV  Director                               21,329       39,570            ----
G. Thomas McKane     Director                                8,750         ----            ----
Peter McIlroy II     Director                                1,750         ----            ----
Diane B. Owen        Director                               17,296       10,000            ----
Linda K. Patterson   Controller                              4,298       10,000             546
John W. Puth         Director                               10,346       30,000            ----
William H. Rackoff   Director                               16,996       30,000            ----
Suzanne B. Rowland   Director                                2,250         ----            ----
David J. Russo       Senior Vice President, Chief            6,746       11,000           2,053
                     Financial Officer and Treasurer
David L. Voltz       Vice President, General Counsel and     4,353       16,000           1,195
                     Secretary
-----------------
(1) Includes both vested and unvested shares.


                                  LEGAL OPINION

     The validity of the Common Stock offered hereby has been passed upon for the Company by its counsel, Buchanan Ingersoll & Rooney PC, 20th Floor, One Oxford Centre, Pittsburgh, Pennsylvania 15219.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, its Current Reports on Form 8-K dated March 1, March 11, March 12, April 22 and May 2, 2008, and the descriptions of its Common Stock, $.01 par value, and Common Stock purchase rights contained in the Company's Registration Statements on Form 8-A as may from time to time be amended, filed with the Securities and Exchange Commission, are incorporated herein by reference. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this amended Prospectus, and prior to the filing of a post-effective amendment to the Registration Statement of which this amended Prospectus forms a part which indicates that all securities covered by this amended Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. The Company will provide without charge to each person, including any beneficial owner, to whom this amended Prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to David L. Voltz, Secretary, L. B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, telephone number (412) 928-3431.

                              L. B. FOSTER COMPANY

              1985 Long-Term Incentive Plan as Amended and Restated 1998 Long-Term Incentive Plan as Amended and Restated
               2006 Omnibus Incentive Plan as Amended and Restated

No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation not contained herein must not be relied upon as having been authorized by the company. This Prospectus does not constitute an offer of stock in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS
                                                                          Page
Available Information..................................................     2
The 1985 Plan..........................................................     2
    Eligibility........................................................     3
    Administration.....................................................     3
    Stock Option Grants ...............................................     4
    Terms and Provisions of Stock Options .............................     4
    Exercise of Stock Options and Disposition of Shares................     5
    Miscellaneous Provisions ..........................................     6
The 1998 Plan..........................................................     7
    Administration.....................................................     7
    General............................................................     7
    Automatic Stock Options............................................     8
    Discretionary Stock Options........................................     8
    Amendments and Termination.........................................     9
The 2006 Plan..........................................................    10
    Administration.....................................................    10
    Types of Awards....................................................    10
    Participation in the Plan..........................................    10
    Maximum Number of Shares that May be Issued; Award Limitations.....    11
    Stock Options and Restricted Stock Awards..........................    11
    Performance Grants.................................................    12
    Amendments and Termination.........................................    13
    Changes in Stock...................................................    13
    Transferability....................................................    13
    Plan Termination...................................................    14
Certain Federal Income Tax Consequences................................    14
Outstanding Stock Options..............................................    16
Outstanding Restricted Stock...........................................    17
Outstanding Performance Share Units....................................    17
Certain Selling Securityholders........................................    18
Legal Opinion..........................................................    19
Documents Incorporated By Reference ...................................    19


                      Amended Prospectus dated May 29, 2008

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

           The required statements are included in the Prospectus.

Item 4.    Description of Securities.

           The Common Stock is registered under Section 12 of the Exchange Act.

Item 5.    Interests of Named Experts and Counsel.

           None

Item 6.    Indemnification of Directors and Officers.

           Section 6.01 of the Company's By-Laws provides, in part, that the Company shall, to the fullest extent permitted by Pennsylvania law, indemnify its officers and directors in connection with any actual, threatened or completed action, suit or proceeding arising out of their service to the Company or to another entity at the request of the Company.

Item 7.    Exemption from Registration Claimed.

           No "restricted" securities will be reoffered or resold.

Item 8.    Exhibits.

           The following exhibits are filed as part of this amendment to the registration statement:

           5.1 Opinion and consent of Buchanan Ingersoll & Rooney PC, filed herewith.

           10.35.1 2006 Omnibus Incentive Plan, as Amended and Restated March 6, 2008, filed as Exhibit 10.57.1 to Current Report on Form 8-K dated March 12, 2008 and incorporated herein by reference.

           23.1       Consent of Independent Auditors, filed herewith.

           24 Power of Attorney to sign this Amendment, appearing on signature page of initial Registration Statement and incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 28, 2008.


                                                         L. B. FOSTER COMPANY
                                                         (Registrant)

                                                     By: /s/ David J. Russo
                                                         -----------------------
                                                         David J. Russo
                                                         Senior Vice President



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature              Title
---------              -----


Stan L. Hasselbusch    President, Chief Executive  )
                       Officer and Director        )
                                                   )
                                                   )
Lee B. Foster II       Director                    )
                                                   )
                                                   )       By: /s/David J. Russo
                                                   )           -----------------
                                                   )           David J. Russo
G. Thomas McKane       Director                    )           Attorney-in-Fact
                                                   )
                                                   )       Dated:  May 28, 2008
Diane B. Owen          Director                    )
                                                   )
                                                   )
William H. Rackoff     Director                    )
                                                   )
                                                   )
David J. Russo         Senior Vice President and   )
                       Chief Financial Officer     )